As filed with the Securities and Exchange Commission on November 17, 2004
                                      An Exhibit List can be found on page II-3.
                                                 Registration No. 333-__________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                ------------------------------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          CELL POWER TECHNOLOGIES, INC.
                         (Name of small business issuer)

                            e-The Movie Network, Inc.
                     (Former name of small business issuer)

       FLORIDA                               0-50062                           59-1082273
    (State or other                   (Primary Standard               (IRS Employer code number)
jurisdiction of incorporation)     Industrial Classification Code)

                           1428 36th Street, Suite 205
                            Brooklyn, New York 11218
                                 (718) 436-7931

   (Address and telephone number of principal executive offices and principal place of business)

                    Jacob Herskovits, Chief Executive Officer
                          CELL POWER TECHNOLOGIES, INC.
                           1428 36th Street, Suite 205
                            Brooklyn, New York 11218
                                 (718) 436-7931

            (Name, address and telephone number of agent for service)

                                   Copies to:
                            Richard A. Friedman, Esq.
                            Stephen M. Fleming, Esq.
                       Sichenzia Ross Friedman Ference LLP
                    1065 Avenue of the Americas, 21st Floor.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

---------------------- --------------------- -------------------- ---------------------- -----------------
Title of each class                          Proposed maximum     Proposed maximum
of securities to be    Amount to be          offering price per   aggregate offering     Amount of
registered             registered            share                price                  registration fee
---------------------- --------------------- -------------------- ---------------------- -----------------
Common stock, no par   11,896,560            $0.60(1)             $7,137,936.00          $904.38
value per share
---------------------- --------------------- -------------------- ---------------------- -----------------
Common stock, no par    3,690,016            $1.25                $4,612,520.00          $584.41
value per share,
issuable upon
exercise of common
stock purchase
warrants
---------------------- --------------------- -------------------- ---------------------- -----------------
Total                  15,586,576                                 $14,129,768.00         $1,488.79
---------------------- --------------------- -------------------- ---------------------- -----------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on November 12, 2004, which was $.60 per share.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of $1.25.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2004

                          CELL POWER TECHNOLOGIES, INC.
                                15,586,576 SHARES
                                 OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 15,586,576 shares of our common stock, including 11,896,560 shares of common stock and up to 3,690,016 issuable upon the exercise of common stock purchase warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "CLPW". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on November 12, 2004, was $.60.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is _______, 2004.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Cell Power Technologies, Inc., with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

                          CELL POWER TECHNOLOGIES, INC.

We are the holder of royalty rights with respect to sales of units of the "Cellboost" portable battery/recharger, in North America, Mexico, Puerto Rico, the US Virgin Islands, the Caribbean and Israel. In addition, we have exclusive sub-distribution rights of Cellboost in Latin and South America, which is defined as all countries south of Mexico and north of Tierra Del Fuego, Argentina. CellboostTM is a patented lightweight, pocketsize battery/charger that provides instant talk-time in addition to the charging of the cell phone battery. We hold our rights to the Cellboost product under a license agreement entered into between Jumpit AS, a private company based in Oslo, Norway and the patent holder for the Cellboost technology, and E & S International Enterprises, Inc. and a sublicense agreement entered between E & S International Enterprises, Inc. and Global Link Technologies, Inc. We acquired our rights directly from Global Link.

We are a development stage company. For the three months ended July 31, 2004, we generated revenues of $45,660 and net losses of $281,356. For the nine months ended July 31, 2004, we generated revenues of $102,086 primarily from royalty payments and incurred net losses of $737,446. In addition, for the period from September 22, 2003 (inception) through October 31, 2003, we did not generate revenues and incurred net losses in the amount of $95,770. As a result of recurring losses from operations and a net deficit in both working capital and stockholders' equity, our auditors, in their report covering our financial statements for the year ended October 31, 2003, have expressed substantial doubt about our ability to continue as going concern. Our rights to the Cellboost product are subject to continuation in effect of the license agreements between the patent holder and E&S International Enterprises as well as the agreement between E&S and Global Link Technologies and, if these agreement are terminated for any reason whatsoever, our business will be materially adversely affected.

Our principal offices are located at 1428 36th Street, Suite 205, Brooklyn, New York 11218, and our telephone number is (718) 436-7931. We are a Florida corporation.

------------------------------------------------------------------- -------------------------------------------------------------
The Offering

------------------------------------------------------------------- -------------------------------------------------------------
Common stock offered  by selling stockholders                      15,586,576 shares of common stock, including 11,896,560
                                                                    shares of common stock and up to 3,690,016 shares of common stock underlying common stock purchase warrants, assuming
                                                                    full exercise of the common stock purchase warrants.  This number represents 43.55% of our total number of shares
                                                                    outstanding assuming the exercise of all common stock
                                                                    purchase warrants.

------------------------------------------------------------------- -------------------------------------------------------------
Common stock to be outstanding after the offering                   Up to 35,792,016 shares assuming the exercise of all common stock purchase warrants.

------------------------------------------------------------------- -------------------------------------------------------------
Use of proceeds                                                     We will not receive any proceeds from the sale of the
                                                                    common stock.  However, we will receive the exercise price for any shares of common stock delivered in connection with the exercise of the common stock purchase warrants.  We
                                                                    expect to use the proceeds received from the exercise of
                                                                    the common stock purchase warrants, if any, for general
                                                                    working capital purposes.  We have received gross proceeds in the amount of $2,209,920 from the sale of common stock
                                                                    and common stock purchase warrants, which such securities
                                                                    are included in this registration statement.

------------------------------------------------------------------- -------------------------------------------------------------
OTCBB Symbol                                                        CLPW

------------------------------------------------------------------- -------------------------------------------------------------

The above information regarding common stock to be outstanding after the offering is based on 32,102,000 shares of common stock outstanding as of November 12, 2004 and assumes the exercise of warrants by our selling stockholders.

                                  RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

WE HAVE A HISTORY OF LOSSES SINCE OUR INCEPTION AND EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

We have incurred net losses of $833,216 for the period commencing on September 22, 2003 through July 31, 2004 and $737,446 for the nine months ended July 31, 2004. We have not yet achieved profitability and we can give no assurances that we will achieve profitability within the foreseeable future as we fund operating and capital expenditures in areas such as establishment and expansion of markets, sales and marketing and advertising. We cannot assure investors that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

WE HAVE A LIMITED OPERATING HISTORY IN WHICH TO EVALUATE OUR BUSINESS

We have limited operating history and limited assets. Our limited financial resources are significantly less than those of other companies in our industry, which can develop, market and sell a similar product. There can be no assurance, however, that the implementation of such a plan, or that the implementation of the overall business plan developed by management, will result in sales or that if it does result in sales, that such sales will necessarily translate into profitability. Failure to properly develop our plan of expansion will prevent us from generating meaningful product sales.

IF WE DO NOT OBTAIN ADDITIONAL CASH TO OPERATE OUR BUSINESS, WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS PLAN AND MAY NOT ACHIEVE PROFITABILITY.

We believe that our available cash resources will enable us to maintain operations through the second fiscal quarter of 2005. In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding to cover these added losses, in order to preserve cash, we would be required to reduce expenditures and effect reductions in or delay the execution of our business plan, all of which could have a material adverse effect on our ability to continue our current level of operations. To the extent that operating or marketing expenses increase, the need for additional funding may be accelerated and there can be no assurances that any such additional funding can be obtained on terms acceptable to us, if at all. If we are not able to generate sufficient capital, either from operations or through additional financing, to fund our current operations, we may not be able to continue as a going concern. If we are unable to continue as a going concern, we may be forced to significantly reduce or cease our current operations. This could significantly reduce the value of our securities, which could result in our de-listing from the OTC Bulletin Board and cause investment losses for our shareholders.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

For the period from September 22, 2003 (inception) through October 31, 2003, our independent auditors stated that our financial statements for period from September 22, 2003 (inception) through October 31, 2003 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations and cash flow deficiencies from our inception. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net losses and stockholders' deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF OUR PRESIDENT.

Our performance and future operating results are substantially dependent on the continued service and performance of Jacob Herskovits, our sole executive officer and director. We rely on Mr. Herskovits to develop our business and possible acquisitions. If Mr. Herskovits' services become unavailable, our business and prospects would be adversely affected. We do not currently maintain "key man" insurance for Mr. Herskovits or other key employees and do not intend to obtain this type of insurance until such time as we have positive cash flow and are profitable. The loss of the services of Mr. Herskovits could have a material adverse effect on our financial condition, operating results, and, on the public market for our common stock.

OUR RIGHTS TO THE CELLBOOST PRODUCT ARE SUBJECT TO THIRD PARTY LICENSE AGREEMENT, OVER WHICH WE HAVE NO CONTROL.

The rights that we have to the Cellboost are derived from the license agreement entered between Jumpit AG and E & S International Enterprises, Inc. ("E & S"). This agreement has terms and conditions that must be met in order for E & S to remain as the exclusive licensee of the patent. These terms and conditions relate to yearly sales and to payment obligations. E & S then granted certain of these rights to Global Link Technologies, Inc. ("Global Link") with whom our wholly owned subsidiary, Cell Power, LLC, entered into a distribution agreement as well as an asset purchase agreement. If, for any reason whatsoever, the license agreement between Jumpit and E & S were terminated or E & S were to lose its rights thereunder, or the sublicense agreement entered between E & S and Global Link were terminated, we would also lose all rights we currently have to the Cellboost product, thereby terminating our only source of income. Such a development would have a material adverse effect on our business, financial condition and prospects.

WE ARE ENTITLED TO RECEIVE ROYALTIES FROM SALES MADE BY E & S, WHICH SUCH ROYALTY REVENUE COMPRISES ALL OF OUR REVENUE TO DATE. IF THE PAYMENT OF SUCH ROYALTY WERE TO CEASE OUR RESULTS FROM OPERATIONS WOULD BE MATERIALLY IMPACTED.

To date, significantly all of our revenues generated have been generated by the royalty payable by E & S. Until we establish a marketing presence in South America and generate revenues from sales in that region, we anticipate that royalty payments from E&S will continue to be the likely sole source of revenues for our company. Accordingly, the maintenance of a good working relationship with E&S may be vital to our business. If E & S were to cease payment of the royalty, then our revenues will be negatively impacted and we may be forced to cease operations.

WE ARE DEPENDENT ON REVENUES GENERATED BY A SOLE PRODUCT AND THUS WE ARE SUBJECT TO MANY ASSOCIATED RISKS

Our revenue is generated through the sale of a portable cell phone battery known as "Cellboost" in South America, which is defined as all countries south of Mexico and north of Tierra Del Fuego, Argentina and through royalty payments on all sales of Cellboost units in North America, Mexico, Puerto Rico, the US Virgin Islands, the Caribbean and Israel. Unless we expand our product offerings to include related or other products, our likely source of revenues for the foreseeable future will continue to be generated by the Cellboost portable battery. Accordingly, 100% of our revenue is dependent upon the sale of Cellboost. Our business may be impacted In the event that:

      o potential users are satisfied with other means for charging their cell phone battery;
      o     technological developments render Cellboost obsolete;
      o     our patent is infringed upon.

Thus, we may expend our financial resources on marketing and advertising without generating concomitant revenues. If we cannot generate sufficient revenues to cover our overhead, manufacturing and operating costs, we will fail.

IN ADDITION TO HOLDING AN OPTION TO PURCHASE 500,000 SHARES OF COMMON STOCK, OUR SOLE EXECUTIVE OFFICER AND DIRECTOR BENEFICIALLY OWNS 15,000,000 SHARES OF COMMON STOCK OR 46.7% OF OUR OUTSTANDING COMMON STOCK, AND, AS A RESULT, YOU WILL NOT BE ABLE TO CONTROL OR EFFECT THE POLICY OF OUR COMPANY.

We currently have one sole executive officer (our president) and several consultants. Our sole officer and director, Jacob Herskovits, has beneficial ownership of 15,000,000 shares of common stock. In addition, Mr. Herskovits holds an option to purchase 500,000 shares of common stock which vests in equal installments of 125,000 shares over the next four years, with the first installment to vest in September 2005. The option is exercisable at a per share exercise price of $0.50. As of November 12, 2004, his beneficial holdings represented 46.7% of the total issued and outstanding of our shares of common stock. As a result, Mr. Herskovits will have significant influence in the election of our directors, shaping policies and procedures, determining if and when any dividends are paid and determining the circumstances under which we may be sold or merged, along with other important corporate decisions.

THERE ARE LOW BARRIERS TO ENTRY INTO THE PORTABLE CELL PHONE BATTERY INDUSTRY AND, AS A RESULT, MANY COMPANIES MAY BE ABLE TO COMPETE WITH LIMITED FINANCIAL RESOURCES.

Our products do not require large capital expenditures for the development or manufacture of equipment or other fixed assets. As a result, barriers to entering this industry may be low. If the intellectual property protection with respect to the Cellboost product does not prove effective, a firm with limited financial resources may be able to compete in our product lines.

THE PORTABLE CELL PHONE BATTERY INDUSTRY AND TECHNOLOGY IN GENERAL IS SUBJECT TO RAPID CHANGES AND IF WE ARE UNABLE TO ADAPT TO SUCH CHANGE OUR TECHNOLOGY MAY BECOME OBSOLETE.

The markets in which we compete are characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing consumer demands. We may not be able to keep up with these rapid changes. As a result, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competitive service and product offerings and the evolving demands of the marketplace.

INCREASED COMPETITION IN THE PORTABLE CELL PHONE BATTERY INDUSTRY MAY MAKE IT DIFFICULT FOR OUR COMPANY TO GENERATE SALES.

Currently, we face competition primarily from the gadget market (i.e., solar batteries, hand crank batteries, key chain adapters). We could also face competition from other sources. New developments in battery technology could produce a longer lasting power supply. In addition, replacement batteries may also become available at cost convenient prices.

Our competition is likely to increase. We believe this will probably happen as additional competitors enter the market. In addition, cell phone providers may expand their efforts to provide a longer lasting battery or replacement batteries. In addition, competitors may charge less than we do for our portable battery, or may charge nothing at all in some circumstances, causing us to reduce, or preventing us from raising, our price. As a result, our business may suffer.

IF WE ARE UNABLE TO RETAIN MANAGEMENT AND OTHER PERSONNEL TO EFFECTIVELY MANAGE OUR GROWTH INCLUDING SALES OF CELLBOOST IN LATIN AND SOUTH AMERICA, OUR OPERATIONS MAY BE SIGNIFICANTLY IMPACTED OR CURTAILED.

We intend to expand our operations rapidly and significantly. Our potential rapid growth will place significant demands on our management and other resources which, given the expected future growth rate, is likely to continue. To manage future growth, we will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for:

      o     sales and sales management;
      o     operational and financial management; and
      o     training, integration and management of the growing employee base.

Specifically, we have exclusive sub-distribution rights of Cellboost in Latin and South America, which is defined as all countries south of Mexico and north of Tierra Del Fuego, Argentina. In order to develop our sales of Cellboost within this geographical area we will need to develop a management and sales structure.

Our failure to effectively manage our growth and implement a sales structure within our Latin and South America could have a material adverse effect on our financial condition and future prospects.

RISKS RELATED TO OUR COMMON STOCK

WE HAVE NO PLANS TO PAY DIVIDENDS.

Payment of dividends on our common stock is within the discretion of the Board of Directors and will depend upon our future earnings, our capital requirements, financial condition and other relevant factors. We have no plan to declare any dividends in the foreseeable future.

THE SUBSTANTIAL NUMBER OF SHARES THAT ARE OR WILL BE ELIGIBLE FOR SALE COULD CAUSE OUR COMMON STOCK PRICE TO DECLINE EVEN IF WE ARE SUCCESSFUL.

We are currently registering 15,586,576 shares of common stock pursuant to this prospectus. Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we could receive up to $4,612,520 upon exercise of the common stock purchase warrants held by the selling stockholders, if any. We expect to use the proceeds received from the exercise of the common stock purchase warrants, if any, for general working capital purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "CLPW". For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

------------------------ ----------------------------------------- -------------
                         High                                      Low
------------------------ ----------------------------------------- -------------
2004

------------------------ ----------------------------------------- -------------
Fourth Quarter*          $1.25                                     $0.36
------------------------ ----------------------------------------- -------------
Third Quarter            $2.85                                     $0.90
------------------------ ----------------------------------------- -------------
Second Quarter           $2.95                                     $0.15
------------------------ ----------------------------------------- -------------
First Quarter            $0.10                                     $0.10

------------------------ ----------------------------------------- -------------
2003

------------------------ ----------------------------------------- -------------
Fourth Quarter           $0.10                                     $0.10
------------------------ ----------------------------------------- -------------
Third Quarter            $0.10                                     $0.10
------------------------ ----------------------------------------- -------------
Second Quarter           $0.10                                     $0.10
------------------------ ----------------------------------------- -------------

As of November 12, 2004, there were 32,102,000 shares of common stock outstanding.

As of November 12, 2004, there were approximately 511 stockholders of record of our common stock. This does not reflect those shares held beneficially or those shares held in "street" name.

We have not paid cash dividends in the past, nor do we expect to pay cash dividends for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our business.

We currently do not have an equity compensation plan.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

      o     discuss our future expectations;

      o contain projections of our future results of operations or of our financial condition; and

      o     state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

OVERVIEW  AND HISTORY

Pursuant to an exclusive license agreement entered into between the patent holder of the "Cellboost" battery and an exclusive distributor and a sub-license agreement entered into between such exclusive distributor and a succeeding sub-licensee with whom we entered into acquisition and license agreements, we currently hold royalty rights on all sales of Cellboost units in North America, Mexico, Puerto Rico, the US Virgin Islands, the Caribbean and Israel. In addition, we have exclusive sub-distribution rights of Cellboost in Latin and South America, which is defined as all countries south of Mexico and north of Tierra Del Fuego, Argentina.

We were incorporated in the State of Florida in January 2001 under the name "e-The Movie Network, Inc." to sell movie videos over the Internet. On April 29, 2004, our name was changed to Cell Power Technologies, Inc. Our original business plan never materialized and, in November 2003, we entered into an agreement with the holders of the membership interests in Cell Power Technologies LLC, a Delaware limited liability company, pursuant to which we issued shares of our common stock for all outstanding membership interests in Cell Power Technologies LLC. Following the transaction, Cell Power Technologies LLC became a wholly owned subsidiary of our company.

CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires our management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We continually evaluate the accounting policies and estimates we use to prepare the consolidated financial statements. We base our estimates on historical experiences and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates made by management.

We do not participate in, nor have we created, any off-balance sheet special purpose entities or other off-balance sheet financing. In addition, we do not enter into any derivative financial instruments for speculative purposes and use derivative financial instruments primarily for managing our exposure to changes in interest rates.

Intangible assets are carried at cost less accumulated amortization. Amortization is computed on the straight-line method over the ten-year estimated useful life of the assets.

We periodically review the carrying value of our intangible assets to determine whether impairment may exist. We consider relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of the intangible assets can be recovered. If it is determined that the carrying value of the intangible assets will not be recovered from the undiscounted future cash flows, the carrying value of the assets would be considered impaired. An impairment charge is measured as any deficiency in the amount of estimated fair value of the intangible assets over carrying value.

FINANCIAL CONDITION

We are considered a development stage company and have a limited operating history upon which an evaluation of our prospects can be made. As of July 31, 2004, we has an accumulated deficit of $737,446. Our prospects must therefore be evaluated in light of the problems, expenses, delays and complications associated with a development stage company.

REVENUES. We currently generate revenues from the collection of royalties payable with respect to the net number of Cellboost units sold by E & S in North America, Mexico, Puerto Rico, the US Virgin Islands, the Caribbean and Israel. The royalty payments are divided between two categories, sales to retailers and sales to distributors. Royalty rates per unit payable to us with respect to sales by E & S to retailers and distributors are $0.10 and $0.05, respectively. For the nine months ended July 31, 2004, we generated a total of $70,836 in royalties.

We also hold exclusive sub-distribution rights in Latin and South America, comprised of Global Link's rights under the license agreement as they relate to the sale and distribution of the Cellboost product in Latin and/or South America (which is defined as those countries and territories south of Mexico and north of Tierra Del Fuego). To date, we have generated only limited revenues from our distribution of the product.

Our plan is to accelerate the development of new markets for Celboost in Latin and South America. We expect to incur significant additional expenditures in implementing our marketing plan and operating losses are expected for the foreseeable future. There can be no assurance that we can be operated profitably now or in the future.

OPERATING EXPENSES. Operating expenses consist primarily of salaries and fees and other related costs for personnel in executive, administrative and other functions. Other significant costs include professional fees for legal, accounting and other expenses. Operating expenses since September 22, 2003 (inception) through July 31, 2004 were $837,027. We expect that operating expenses will increase over the course of fiscal 2005 as we increase our efforts in developing an indirect distribution framework in the South American market.

Accordingly, we expect to incur significant additional expenditures in implementing our marketing plan and operating losses are expected for the foreseeable future. There can be no assurance that we can be operated profitably in the future.

LIQUIDITY AND CAPITAL RESOURCES

To date, we have funded our operations primarily through the sales of our securities. As of July 31, 2004, we had approximately $144,000 in available cash resources and in September 2004, we raised net proceeds of approximately $453,000 upon the third and final closing of private placement of our securities that we commenced in June 2004. Pursuant to such private placement, we raised aggregate gross proceeds of approximately $2,210,000 from the sale of 92.08 units of our securities, with each unit comprised of 32,000 shares of common stock and three year warrants for an additional 32,000 shares of common stock with a per share exercise price of $1.25.

We believe our existing cash resources will be sufficient to maintain operations through the second fiscal quarter of 2005. Management intends to seek additional needed funds through financings or other avenues such as loans, the sale and issuance of additional debt and/or equity securities, or other financing arrangements. We have no commitments for any additional funding and no assurance can be given that we will be able to raise additional funds on commercially acceptable terms or at all. Unless we can raise needed capital or experience a significant increase in the royalties payable to us by E & S, we may need to curtail expenditures and cancel or delay our efforts to establish and expand a marketing presence for Cellboost in South and Latin America.

Our continuation as a going concern is dependent upon, among other things, our ability to obtain additional financing when and as needed, and to generate sufficient cash flow to meet our obligations on a timely basis. No assurance can be given that we will be able to obtain such financing on acceptable terms. Cell Power Technologies LLC's independent registered public accounting firm's report on the financial statements for the period September 22, 2003 (inception) to October 31, 2003 indicated that substantial doubt exists regarding Cell Power Technologies LLC's ability to continue as a going concern. Such indication may make it more difficult for our company to raise funds.

IMPACTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

In January 2003, and revised in December 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2004.

In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (SFAS 150). SFAS 150 establishes standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in certain cases). The provisions of SFAS 150 are effective for instruments entered into or modified after May 31, 2003 and pre-existing instruments as of July 1, 2003. On October 29, 2003, the FASB voted to indefinitely defer the effective date of SFAS 150 for mandatory redeemable instruments as they relate to minority interests in consolidated finite-lived entities through the issuance of FASB Staff Position 150-3.

We do not expect the adoption of these pronouncements to have a material effect on our financial position or results of operations.

                                    BUSINESS

HISTORY

We are a developmental stage company that was originally incorporated in the State of Florida in January 2001 under the name "e-The Movie Network, Inc." for the purpose of selling videos over the internet. In November 2003, we entered into a Share Exchange Agreement with the holders of the membership interests of Cell Power Technologies LLC, a Delaware limited liability company that was organized in September 2003, pursuant to which we acquired all of the membership interests of Cell Power Technologies LLC. Cell Power Technologies LLC was engaged in the marketing and sale of a portable cell phone battery known as "Cellboost". Following the transaction, Cell Power Technologies LLC became our wholly owned subsidiary. In April 2004, we changed our name to "Cell Power Technologies, Inc."

CELLBOOST PORTABLE BATTERY

Cell Power LLC was originally organized in order to acquire certain rights to CellboostTM. Cellboost is a patented simple disposable power source encased in a hard shell of plastic with a phone specific plug providing instant talk time to dead phone batteries as well as serving as a charging device for cellular phones. The device attaches to the charger port of a cell phone and delivers enough energy to the phone to enable up to 60 minutes of extra talk time. Cellboost is intended to supply a needed energy source for built in phone batteries, thereby avoiding the "dead" cell phone phenomenon. Smaller than a matchbook, Cellboost comes in phone specific models to fit most cellphones and includes a portable battery with a non-degenerating three-year shelf life. Cellboost is currently available in ten different models that are compatible with Nokia, Motorola, Sony Erickson, Samsung, LG, Sanyo and Siemens cell phones. Each Cellboost has a plastic cap which makes their storage in pocketbooks or pockets convenient. The caps are color-coded to be representative of the brand of phone that the Cellboost works with.

Cellboost was developed by Jumpit AS ("Jumpit"), a private company based in Oslo, Norway. In December 2001, Jumpit applied for patent protection for the backup battery for a rechargeable phone. In March 2004, the United States Patent Office granted the patent. Patent applications are pending in other parts of the world, including South and Latin America.

OUR RIGHTS TO CELLBOOST PRODUCT

In February 2003, E & S International Enterprises, Inc. ("E & S"), a California-based electronics distributor, entered into a worldwide exclusive license agreement, as subsequently amended, with Jumpit for the distribution of the Cellboost battery. E & S subsequently trademarked the name Cellboost. Under the license agreement, E & S must meet certain financial commitments and performance targets on an annual basis in order to maintain exclusive distribution rights thereunder. The license continues through February 2013, provided, that six months prior to its scheduled expiration the parties agreed to consider in good faith the basis for an extension of the agreement.

In February 2003, E & S entered into an agreement with Global Link Technologies, Inc. ("Global Link"), pursuant to which E & S agreed to pay Global Link a royalty for all sales in the territories below of the Cellboost units in consideration of Global Link's termination of an agreement that it then had with Jumpit. Under such agreement, E & S is required to pay Global Link the following royalties:

      o $.10 on net sales made to retailers in the United States, Mexico, Canada and Israel;

      o $.05 on net sales made to distributors in the United States, Mexico, Canada and Israel; and

      o $.075 on all pre-approved net sales made by E & S in South America, which is defined as south of Mexico and north of Tierra Del Fuego, Argentina including the Caribbean but not Puerto Rico or the U.S. Virgin Islands).

E & S also granted Global Link the right to serve as exclusive sub-distributor in Latin America and as a distributor for the United States, Mexico and Canada. Sales by E & S in such territory must be preapproved. Global Link's license agreement expires in February 2013, subject to any extension in the original license agreement between E & S and Jumpit.

In October 2003, Cell Power Technologies LLC, our wholly owned subsidiary, prior to entering into the Share Exchange Agreement with our company, entered into an asset purchase agreement with Global Link wherein Cell Power LLC purchased Global Link's royalty rights with respect to sales in North and Central America, Mexico, the Caribbean and Israel entitling our company to receive royalties on the net number of units sold by E & S in those territories. The royalty payments are divided between two categories, sales to retailers and sales to distributors. Royalty rates per unit payable to our company with respect to sales by E & S to retailers and distributors are $0.10 and $0.05, respectively. These rights expire on February 12, 2013, subject to any extension in the underlying agreement between Jumpit and E & S..

We acquired these rights from Global for $280,010, which was comprised of $100,000 in cash, the assumption of $30,000 in advanced royalties received by Global Link from E & S, the assumption of a promissory note in the principal amount of $150,000 plus interest and 10 membership units of Cell Power Technologies LLC valued at $10 which, following the consummation of the Share Exchange Agreement between us and Cell Power LLC, were exchanged into 1 million shares of our company. These shares are included in this registration statement. The royalties and the rights to receive payments under the royalties were pledged as security for promissory notes. As of October 2004, we paid the outstanding principal and accrued interest on these notes.

In December 2003, Cell Power Technologies LLC entered into a subsequent agreement with Global Link for exclusive sub-distribution rights in Latin and South America, comprised of Global Link's rights under the license agreement as they relate to the sale and distribution of the Cellboost product in Latin and/or South America (which is defined as those countries and territories south of Mexico and north of Tierra Del Fuego). Pursuant to this agreement, we are required to remit royalties to Global Link through 2005, based on units sold, and to E & S, equal to 50% of gross profit on units sold by us as a sub-distributor. The royalty fees due Global Link can be paid, at our sole discretion, either in the form of cash or shares of common stock with a market value equal to the amount of the obligation.

If the license agreement entered between E & S and Jumpit were to be terminated for whatever reason, our rights acquired from Global Link would also be terminated.

LATIN AND SOUTH AMERICA

Hardline phone service is still unavailable in many parts of Latin and South America leaving cell phones as a necessary alternative. While the region contains some economically challenged areas, it still has a large enough population of consumers with disposable income that would constitute a potentially viable market for cell phones and, in turn, Cellboost.

NORTH AMERICA AND ISRAEL

Under the Asset Purchase Agreement, we are entitled to a royalty stream relating to the sales of Cellboost in North America (including Canada) and Israel. The amount of royalties payable with respect to sales to retailers is $0.10 per unit; royalties on sales to distributors are $0.05 per unit. Currently, Cellboost can be found in Cingular, Office Max, Office Depot, Radio Shack, 7 Eleven, Staples, Fry's Electronics, Amazon.com, AT&T and Wall-Mart as well as a variety of other retailers. In March 2004, E & S appointed Energizer to be a supplier, among others, of power sources for Cellboost. This supply chain agreement includes agreements allowing the use of the well-known phrase "Powered by Energizer" to be prominently placed on the retail package of Cellboost. No assurance can however be provided that Energizer will continue to be a supplier or that rights to mark their source power will continue.

COMPETITION

Currently, we face competition primarily from the gadget market (i.e. solar batteries, hand crank batteries and keychain adapters). However, management believes that the power solutions presented by these competing items are inconvenient and require the use of other auxiliary devices. Management believes that most consumers value the solution that need not be accompanied by any other devices. To initialize use, Cellboost(TM) batteries need merely to be plugged in and do not require the use of any other device or product.

We could also face potential competition from other sources than those referred to above. In addition, new developments in battery technology could produce a longer lasting power supply. However, management is currently unaware of any commercial advancement in portable power sources that is currently available at competitive prices.

OUR STRATEGY

Our objective is to accelerate the development of new markets for Cellboost in Latin and South America. Our immediate objective is to implement a dual-pronged marketing plan in an effort to establish markets for Cellboost in Latin and South American markets.

The first prong of our marketing plan is marketing and sales to wireless phone carriers in the region through industry specific print advertising and active marketing at trade shows, in an effort to begin the process of introducing Cellboost to carriers and their distributors. As this market segment grows, we intend to actively market Cellboost to regional distributors and retailers in order to broaden its availability.

The second prong of the marketing plan consists of marketing and sales to consumers. Experience in North America has shown that education of consumers to the benefits of the product leads directly to increased sales. However, we believe that this prong of the marketing plan cannot commence until there is sufficient availability of the product in the market to satisfy consumer demand. Under the terms of the agreement between Global Link and E & S, we are entitled to purchase Cellboost units from E & S at net cost (to E & S). We anticipate that we will rollout this segment of the plan on a regional basis.

We have engaged Superior Associates in order to design an appropriate marketing plan for the penetration of the South and Latin American markets. These consultants have prepared budgets and forecasts indicating what the cost of the marketing plan may be. Management has approved the marketing plan and has raised funds needed to implement the plan through offerings of our securities. However, management believes that it will need additional funds in order to establish and develop a distribution framework for Latin and South America. Unless the royalty revenues significantly increase, we anticipate that we will need to raise capital through the issuance of securities in order to exploit any opportunities. If we are unable to raise the needed funds and if the royalty revenues do not materialize in the needed amounts, we will need to curtail expenditures and delay or cancel the execution of our plans. We do not currently have any commitments for financing and no assurance can be provided that we will be able to raise cash on commercially acceptable terms or at all.

No assurance can be provided that we will be successful in realizing our business plan and establishing a distribution route for the Cellboost product in South America or that even if we successfully establish such marketing framework, that we will become profitable. We are subject to several business risks and we will need to raise additional capital in order to effect our business plan.

EMPLOYEES AND CONSULTANTS

We currently have only one employee, our President. The President also currently serves as our sole director.

We have entered into several consulting agreements pursuant to which we obtain significant services, including office premises, administrative services as well as other more specialized services such as marketing.

In October 2003, prior to our acquisition of our wholly owned subsidiary, Cell Power LLC entered into a consulting services contract with Superior Associates. This consultant has developed a business plan, created the initial web page for our company and has provided operational and logistical support. Currently, this consultant is overseeing the establishment of a sales team for the South American market. The services covered under this agreement include the provisions of office premises, secretarial and administrative day-to-day services, warehousing and showroom services. The agreement requires monthly payments of $35,000 for five years. We paid $70,000 related to this contract of which $35,000 is incurred as a consulting fee for the period from September 22, 2003 (inception) to October 31, 2003 and $35,000 is reflected as a prepaid expense as of October 31, 2003. Payments under this agreement for each year are as follows:

                 For the
               Year Ending
               October 31,                         Amount
               -----------                       ----------

                  2004                           $  420,000
                  2005                              420,000
                  2006                              420,000
                  2007                              420,000
                  2008                              385,000
                                                 ----------

                  Total                          $2,065,000
                                                 ==========

We are currently interviewing personnel to aid in moving certain functions in-house and will choose suitable locations for additional office and showroom space in order to supports sales. We anticipate that we will have all operational sales and marketing functions brought in-house by the end of 2004.

In January 2004, we entered into a consulting contract for operational and financial services with Judah Marvin Feigenbaum. The original term of the agreement extended through July 2004 and has been extended on a month to month basis. The contract provides for monthly payments of $5,000 for six months and an option to purchase our common stock. The option, which expires January 2014, provides for the purchase of 514,000 shares of the outstanding common stock of our company at an exercise price of $0.75 per share. The shares issuable upon exercise of this warrant are included in this registration statement.

In February 2004, we entered into two one-year consulting agreements with SOS Resource Services Inc. and GRQ Consultants Inc. Each agreement provides that the consultant shall provide our company with corporate planning services each in exchange for 1,500,000 shares of our common stock. These shares are included in this registration statement.

DESCRIPTION OF PROPERTY

We do not own any real property. Our corporate offices are located at 1428 36th Street, Suite 205, Brooklyn, New York 11218. These facilities are provided on a rent free basis by Sternheim & Company, which is 100% owned by Mr. Herskovits, our sole executive officer and director.

            Pursuant to the consulting agreement entered with Superior Associates and the compensation paid thereunder, we rent our showroom and warehousing facilities are located at 370 19th St., Brooklyn NY 11215, which premises also house the offices of Superior Associates. We believe that our corporate offices and showroom and warehousing facilities are sufficient to meet our current requirements. We believe that we would be able to renew our present lease or obtain suitable replacement facilities for each of the corporate offices and the showroom facilities. We are examining the options of consolidating our corporate, showroom and warehousing facilities in one premises.

LEGAL PROCEEDINGS

         From time to time, we are a party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not involved currently in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

                                   MANAGEMENT

Our executive officers and directors and their ages and positions are:

--------------------------- ------------------- ------------------------------------------
  Name                       Age                Posistion

--------------------------- ------------------- ------------------------------------------
Jacob Herskovits            54                  Chief   Executive   Officer,   President,
                                                Principal   Accounting/Financial  Officer
                                                and Director
--------------------------- ------------------- ------------------------------------------

JACOB HERSKOVITS, CHIEF EXECUTIVE OFFICER, PRESIDENT, PRINCIPAL
ACCOUNTING/FINANCIAL OFFICER AND DIRECTOR

The President, Chief Executive Officer and sole director is Jacob Herskovits. Mr. Herskovits, age 54, has spent his business career spanning over 20 years in the accounting field. He has worked with several large corporations and with governmental offices, as well as privately counseled business clients. His expertise is in the handling of cash flow and cash flow management. He remains a principal in the firm of Sternheim & Co., where he is a founding member. Sternheim & Co. specializes in preparing and defending sales audits for large wholesale and retail corporations. Mr. Herskovits received a Bachelor of Science degree in Accounting from Brooklyn College.

THE COMMITTEES

The Board of Directors does not have a Compensation, Audit or Nominating Committee, and the usual functions of such committees are performed by the sole director. The sole director has determined that at present we do not have an audit committee financial expert. The sole director believes that he is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. In addition, we have been seeking and continue to seek appropriate individuals to serve on the Board of Directors and the Audit Committee who will meet the requirements necessary to be an independent financial expert.

EXECUTIVE OFFICERS OF OUR COMPANY

Officers are appointed to serve at the discretion of the Board of Directors. Mr. Hershkovits currently serves as our president and sole executive officer.

CODE OF ETHICS

We have adopted our Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of the officers, directors and employees of our company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on our review of copies of all disclosure reports filed by directors and executive officers of our company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, we believe that there was compliance with all filing requirements of Section 16(a) applicable to directors and executive officers of our company during 2003.

                             EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly compensated executive officers whose total annual salary and bonus for the fiscal year ending October 31, 2003, 2002 and 2001 exceeded $100,000.

                               ANNUAL COMPENSATION

                                                             Other
                                                             Annual      Restricted     Options      LTIP
   Name & Principal                Salary        Bonus       Compen-       Stock         SARs       Payouts      All Other
       Position           Year       ($)          ($)        sation ($)   Awards($)       (#)         ($)      Compensation
------------------------ ------- ------------ ------------ ------------ ------------- ----------- ------------ --------------
Jacob Herskovits          2003       --           --           --             --            --          --            --
  CEO, CFO                2002       --           --           --             --            --          --            --
                          2001       --           --           --             --            --          --            --

As of the year ended October 31, 2003, no officer or director has received any remuneration. We have no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future.

OPTIONS/SARS GRANTS DURING LAST FISCAL YEAR

During the fiscal year ended October 31, 2003, no executive officer or director was granted options to purchase shares of common stock.

Directors and committee members did not receive, and were not eligible for, compensation from us for serving as directors or committee members during the fiscal year ending October 31, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

None.

EXECUTIVE EMPLOYMENT AGREEMENTS

We entered into a three-year employment agreement, effective November 1, 2003, with Jacob Herskovits, our sole officer and director. The agreement provides for a salary of $120,000 per annum, incentive bonuses and options to purchase 500,000 shares of our common stock. The options are scheduled to vest in equal installments of 125,000 shares, with the first such installment to vest in September 2005 and subsequent installments in each of September 2006, 2007 and 2008. The employment term automatically renews unless either we or Mr. Hershkovits terminates the agreement upon 90 days' written notice.

CONSULTING AGREEMENTS

We have entered into several consulting agreements pursuant to which we obtain significant services, including office premises, administrative services as well as other more specialized services.

In October 2003, prior to our acquisition of our wholly owned subsidiary, Cell Power LLC entered into a consulting services contract with Superior Associates. This consultant has developed a business plan, created the initial web page for our company and has provided operational and logistical support. Currently, this consultant is overseeing the establishment of a sales team for the South American market. The services covered under this agreement include the provisions of office premises, secretarial and administrative day-to-day services, warehousing and showroom services. The agreement requires monthly payments of $35,000 for five years. We paid $70,000 related to this contract of which $35,000 is incurred as a consulting fee for the period from September 22, 2003 (inception) to October 31, 2003 and $35,000 is reflected as a prepaid expense as of October 31, 2003. Payments under this agreement for each year are as follows:

                 For the
               Year Ending
               October 31,                         Amount
               -----------                       ----------

                  2004                           $  420,000
                  2005                              420,000
                  2006                              420,000
                  2007                              420,000
                  2008                              385,000
                                                 ----------

                  Total                          $2,065,000
                                                 ==========

We are currently interviewing personnel to aid in moving certain functions in-house and will choose suitable locations for additional office and showroom space in order to supports sales. We anticipate that we will have all operational sales and marketing functions brought in-house by the end of 2004.

In January 2004, we entered into a consulting contract for operational and financial services with Judah Marvin Feigenbaum. The original term of the agreement extended through July 2004 and has been extended on a month to month basis. The contract provides for monthly payments of $5,000 for six months and an option to purchase our common stock. The option, which expires January 2014, provides for the purchase of 514,000 shares of the outstanding common stock of our company at an exercise price of $0.75 per share. The shares issuable upon exercise of this warrant are included in this registration statement.

In February 2004, we entered into two one-year consulting agreements with SOS Resource Services Inc. and GRQ Consultants Inc. Each agreement provides that the consultant shall provide our company with corporate planning services each in exchange for 1,500,000 shares of our common stock. These shares are included in this registration statement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 23, 2003, prior to our acquisition of our wholly owned subsidiary, it issued a $400,000 unsecured promissory note to Dow Sternbuch, one of its members. The note carried interest at 8% to maturity and had an original maturity date of November 30, 2003. The maturity date of the note was extended to May 15, 2004. In connection with the acquisition, we assumed the repayment of principal and accrued interest on this note. The note has been paid in full.

On October 20, 2003, prior to our acquisition of our wholly owned subsidiary, Cell Power LLC issued a $200,000 secured promissory note to Howard Weiss, one of its members. The carried interest at 10% per annum and had an original maturity date of March 1, 2004. The maturity date of the note was extended to May 15, 2004 and was subsequently paid in full.

For the period from September 22, 2003 (inception) to October 31, 2003, we paid a fee for operational and financial consulting services of $20,000 to Sol Financial, which was a member of Cell Power, LLC and is currently a shareholder of our company.

We entered into a three-year employment agreement, effective November 1, 2003, with Jacob Herskovits, our sole officer and director. The agreement provides for a salary of $120,000 per annum, incentive bonuses and options to purchase 500,000 shares of our common stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of November 9, 2004

      o by each person who is known by us to beneficially own more than 5% of our common stock;

      o     by each of our officers and directors; and

      o     by all of our officers and directors as a group.

Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

-------------------------------------------- ----------------------------------------- -----------------------------
Name of Beneficial Owner                     Common Stock Beneficially Owned(1)        Percentage of Common Stock
-------------------------------------------- ----------------------------------------- -----------------------------
Jacob Herskovits(2)                          15,000,000(3)                             46.7%
-------------------------------------------- ----------------------------------------- -----------------------------

-------------------------------------------- ----------------------------------------- -----------------------------
SOS Resource Services Inc.                   2,200,000                                 6.85%
-------------------------------------------- ----------------------------------------- -----------------------------

-------------------------------------------- ----------------------------------------- -----------------------------
All of executive officers and directors (1   15,000,000                                46.7%
person)
-------------------------------------------- ----------------------------------------- -----------------------------

----------

* Less than 1% of the outstanding common stock.

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of November 9, 2004 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of 32,102,000 shares of common stock outstanding on November 9, 2004, and the shares issuable upon the exercise of options and warrants exercisable on or within 60 days of November 9, 2004.

(2) Executive officer and/or director.

(3) Includes 15,000,000 shares of common stock. Does not include an option to purchase 500,000 shares of common stock that vest commencing in September 2005.

                   DESCRIPTION OF SECURITIES BEING REGISTERED

GENERAL

We are authorized to issue up to 100,000,000 shares of common stock, no par value per share. As of November 9, 2004, there were 32,102,000 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable

COMMON STOCK PURCHASE WARRANTS AND OPTIONS

We currently have 3,690,016 common stock purchase warrants and options outstanding. The common stock purchase warrants are each exercisable into one share of common stock at the holder's option at an exercise price ranging between $.75 and $1.25 per warrant. At anytime after the filing of a registration statement covering the shares of common stock underlying the warrants, if our closing price is greater than $2.75 per share for ten or more consecutive trading days, then the term of the warrants will be 30 days.

TRANSFER AGENT

Our transfer agent is Interwest Transfer Company, Inc. Their address is 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117 and their telephone number is (801) 272-9294.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Florida, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize the company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
      o an exchange distribution in accordance with the rules of the applicable exchange;
      o     privately-negotiated transactions;
      o short sales that are not violations of the laws and regulations of any state or the United States;
      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
      o     through the writing of options on the shares
      o     a combination of any such methods of sale; and
      o     any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                               SHARES BENEFICIALLY OWNED                                        SHARES BENEFICIALLY OWNED
                             -----------------------------                                 ------------------------------
                               PRIOR TO THE OFFERING (1)                                         AFTER THE OFFERING (2)
                               -------------------------                          TOTAL
                                                                                  SHARES
            NAME                        NUMBER                 PERCENT           REGISTERED         NUMBER       PERCENT
--------------------------------       --------------------    ---------------- ---------------  ------------    -------
PROFESSIONAL TRADERS FUND,
LLC(3)                                             384,000            1.20%         384,000        -                -

A.S. CAPITAL PARTNERS, LLC(4)                      128,000                *         128,000        -                -

GILDER FUNDING(5)                                  256,000                *         256,000        -                -

AIDA CANO(6)                                       128,000                *         128,000        -                -

DAVID AND ELLEN PAVSNER(7)                          64,000                *          64,000        -                -

JAY HAFT(8)                                        128,000                *         128,000        -                -

EDWARD BERZAK(9)                                    64,000                *          64,000        -                -

IRVING DENMARK TRUST(10)                            64,000                *          64,000        -                -

ALAN NATHAN(11)                                     64,000                *          64,000        -                -

JAMES DAVIDSON(12)                                 320,000            1.00%         320,000        -                -

ANDREW FRIIS(13)                                    64,000                *          64,000        -                -

SAGE CAPITAL INVESTMENTS(14)                        64,000                *          64,000        -                -

YOLO ENTERPRISES, INC. (15)                        128,000                *         128,000        -                -

JOHN KYEES(16)                                     128,000                *         128,000        -                -

LOUISE REHLING - IRA(17)                            64,000                *          64,000        -                -

LOUISE REHLING - TRUST(18)                         128,000                *         128,000        -                -

                               SHARES BENEFICIALLY OWNED                                        SHARES BENEFICIALLY OWNED
                             -----------------------------                                 ------------------------------
                               PRIOR TO THE OFFERING (1)                                         AFTER THE OFFERING (2)
                               -------------------------                          TOTAL
                                                                                  SHARES
            NAME                        NUMBER                 PERCENT           REGISTERED         NUMBER       PERCENT
--------------------------------       --------------------    ---------------- ---------------  ------------    -------
LOREN SKEIST MD & MARLENE
MARKO SKEIST MD JTWROS(19)                         192,000                *         192,000        -                -

DAVID KLEMER(20)                                   128,000                *         128,000        -                -

GERALD HEUPEL(21)                                  128,000                *         128,000        -                -

D. GROSS(22)                                        64,000                *          64,000        -                -

KEVIN NARCOMEY(23)                                 256,000                *         256,000        -                -

ROCK II, LLC(24)                                   256,000                *         256,000        -                -

AJW PARTNERS, LLC(25)                               90,880                *          90,880        -                -

AJW OFFSHORE, LTD. (26)                            186,240                *         186,240        -                -

AJW QUALIFIED PARTNERS,
LLC(27)                                            240,000                *         240,000        -                -

NEW MILLENIUM CAPITAL
PARTNERS II, LLC(28)                                32,000                *          32,000        -                -

JOHNATHAN GLIBERT IRA(29)                           64,000                *          64,000        -                -

MOHAWK FUNDING(30)                                  32,000                *          32,000        -                -

GARBER ATLAS FRIES &
ASSOCIATES INC. (31)                                64,000                *          64,000        -                -

WILLIAM MARSH(32)                                  320,000            1.00%         320,000        -                -

ANDREW REVOCABLE TRUST U/A
5/4/94(33)                                         192,000                *         192,000        -                -

HERMAN GOODMAN(34)                                 128,000                *         128,000        -                -

MICHAEL and DONNA SPLAIN(35)                       256,000                *         256,000        -                -

SCOTT MCNAIR(36)                                    64,000                *          64,000        -                -

JAMES LEES(37)                                     128,000                *         128,000        -                -

JEFFREY LUDWIG TRUST DATED
8/4/02(38)                                         128,000                *         128,000        -                -
ROBERT A. LUDWIG TRUSTEE

SCOTT DUNLOP(39)                                   128,000                *         128,000        -                -

                               SHARES BENEFICIALLY OWNED                                        SHARES BENEFICIALLY OWNED
                             -----------------------------                                 ------------------------------
                               PRIOR TO THE OFFERING (1)                                         AFTER THE OFFERING (2)
                               -------------------------                          TOTAL
                                                                                  SHARES
            NAME                        NUMBER                 PERCENT           REGISTERED         NUMBER       PERCENT
--------------------------------       --------------------    ---------------- ---------------  ------------    -------
MARK HELLNER(40)                                   320,000            1.00%         320,000        -                -

DWIGHT E. LONG(41)                                 256,000                *         256,000        -                -

MARK WALKO                                          64,000                *          64,000        -                -
SALLIE WALKO JT WROS(42)

SANDS BROS INTERNATIONAL(43)                       193,856                *         193,856        -                -

WESTOR ONLINE(44)                                    3,600                *           3,600        -                -

WILLIAM CHRISTOPHER
FRASCO(46)                                          11,200                *          11,200        -                -

STEVEN MARKOVITZ(47)                                 3,500                *           3,500        -                -

FABIO MIGLIACCIO(48)                                 2,600                *           2,600        -                -

JOSEPH SORBARRA(49)                                  3,500                *           3,500        -                -

LOUIS JOHN VENTRE(50)                               11,200                *          11,200        -                -

SOS RESOURCES SERVICES INC.
(51)                                             2,200,000            6.85%       1,500,000     700,000           2.18%

GRQ CONSULTANTS INC. (52)                        1,500,000            4.67%       1,500,000        -                -

SOL FINANCIAL INC. (53)                          1,000,000            3.12%       1,000,000        -                -

JUDAH MARVIN FEIGENBAUM(54)                        514,000            1.60%         514,000        -                -

NAFTALI BESSER                                   1,000,000            3.12%       1,000,000        -                -

JOE ROSENBAUM                                      100,000                *         100,000        -                -

DOW STERNBUCH                                      100,000                *         100,000        -                -

HOWARD STERNHEIM                                 1,000,000            3.12%       1,000,000        -                -

HOWARD WEISS                                       500,000            1.56%         500,000        -                -

ISAAC ZAIVALD                                    1,000,000            3.12%       1,000,000        -                -

GLOBAL LINK TECHNOLOGIES,
INC. (55)                                       1,000,0000            3.12%      1,000,0000        -                -

JOEL GOLD                                          250,000                *         250,000        -                -

TOTAL                                                                          15,586,576**

----------

*Less than one percent.

** Includes 11,896,560 shares of common stock and 3,690,016 shares of common stock issuable upon the exercise of common stock purchase warrants at en exercise price of $1.25 per share, expiring five years from the date of issuance.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2) Assumes that all securities registered will be sold and that all shares of common stock underlying the options and common stock purchase warrants will be issued.

(3) Mark Swickle has dispositive control over all securities held by Professional Trader Fund, LLC. Represents 192,000 shares of common stock and 192,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(4) Michael Coughlin has dispositive control over of all securities held by A.S. Capital Partners, LLC. Represents 64,000 shares of common stock and 64,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(5) Warren Gilbert is the beneficial owner of all securities held by Gilder Funding. Represents 128,000 shares of common stock and 128,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(6) Represents 64,000 shares of common stock and 64,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(7) Represents 32,000 shares of common stock and 32,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(8) Represents 64,000 shares of common stock and 64,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(9) Represents 32,000 shares of common stock and 32,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(10) Irving J. Denmark has dispositive control over all securities held by Irving Denmark Trust. Represents 32,000 shares of common stock and 32,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(11) Represents 32,000 shares of common stock and 32,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(12) Represents 160,000 shares of common stock and 160,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(13) Represents 32,000 shares of common stock and 32,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(14) Anthony Thompson has dispositive control over all securities held by Sage Capital Investments. Represents 32,000 shares of common stock and 32,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(15) Melvin Balinsky has dispositive control over all securities held by Yolo Enterprises, Inc. Represents 64,000 shares of common stock and 64,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(16) Represents 64,000 shares of common stock and 64,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(17) Represents 32,000 shares of common stock and 32,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(18) Louise E. Rehling has dispositive control over all securities held by Louise Rehling Trust. Represents 64,000 shares of common stock and 64,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(19) Represents 96,000 shares of common stock and 96,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(20) Represents 64,000 shares of common stock and 64,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(21) Represents 64,000 shares of common stock and 64,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(22) Represents 32,000 shares of common stock and 32,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(23) Represents 128,000 shares of common stock and 128,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(24) Howard Chalfin has dispositive control over all securities held by Rock II, LLC. Represents 128,000 shares of common stock and 128,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(25) AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Partners, LLC. Represents 45,440 shares of common stock and 45,440 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(26) AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. Represents 93,120 shares of common stock and 93,120 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(27) AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. Represents 120,000 shares of common stock and 120,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(28) New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. Represents 16,000 shares of common stock and 16,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(29) Represents 32,000 shares of common stock and 32,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(30) Richard Bach has dispositive control over all securities held by Mohawk Funding. Represents 16,000 shares of common stock and 16,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(31) Justin V. Fries has dispositive control over all securities held by Garber Atlas Fries & Associates, Inc. Represents 32,000 shares of common stock and 32,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(32) Represents 160,000 shares of common stock and 160,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(33) William Andrew is the beneficial owner of all securities held by Andrew Revocable Trust U/A 5/4/94. Represents 96,000 shares of common stock and 96,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(34) Represents 64,000 shares of common stock and 64,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(35) Represents 128,000 shares of common stock and 128,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(36) Represents 32,000 shares of common stock and 32,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(37) Represents 64,000 shares of common stock and 64,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(38) Jeffrey Ludwig has dispositive control over all securities held by Jeffrey Ludwig Trust dated 8/4/02. Represents 64,000 shares of common stock and 64,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(39) Represents 64,000 shares of common stock and 64,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(40) Represents 160,000 shares of common stock and 160,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(41) Represents 128,000 shares of common stock and 128,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(42) Represents 32,000 shares of common stock and 32,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(43) Stephen Sands has dispositive control over all securities held by Sands Bros International. Represents 193,856 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(44) Richard Bach has dispositive control over all securities held by Westor Online. Represents 3,600 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(45) Intentionally left blank..

(46) Represents 11,200 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(47) Represents 3,500 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(48) Represents 2,600 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(49) Represents 3,500 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(50) Represents 11,200 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $1.25.

(51) Salvatore Russo is the beneficial owner of all securities held by SOS Resources Services Inc.

(52) Barry Honig has dispositive control over all securities held by GRQ Consultants Inc.

(53) Shlomi Stein has dispositive control over all securities held by Sol Financial Inc.

(54) Represents 514,000 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $0.75.

(55) Global Link Technologies, Inc. is a public corporation. The officers and directors have dispositive control over all securities held by Global Link Technologies, Inc.

                                  LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

Marcum & Kliegman LLP, Independent Registered Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, Cell Power Technologies LLC and subsidiaries financial statements at October 31, 2003, and for the period from September 22, 2003 (date of inception) to October 31, 2003 that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accountant's opinion based on their expertise in accounting and auditing.

                              CHANGE IN ACCOUNTANTS

Larry Wolfe, certified public accountant (Wolfe), advised us on March 15, 2004 that it has resigned as our auditor for the year ending December 31, 2003.

The report of Wolfe on our financial statements for each of the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2001 and the period from inception (January 3, 2001 to December 31, 2001) we had no disagreements with Wolfe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Wolfe would have caused them to make reference thereto in their report on the financial statements of the Company for such periods. Wolfe's report on our financial statements for such periods indicated that substantial doubt exists regarding our ability to continue as a going concern.

On April 22, 2004, we appointed Marcum & Kliegman, LLP, independent public accountants (M&K) to audit our consolidated financial statements for the fiscal year ended October 31, 2004. During the two most recent fiscal years and through the date of this report, neither our company nor anyone on our behalf has consulted with M&K regarding either the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any other matters or reportable events as set forth in Items 304(a)(2) of Regulation S-B.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Cell Power Technologies, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330 Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                          CELL POWER TECHNOLOGIES, INC.

                              FINANCIAL STATEMENTS

For the Three and Nine Months Ended July 31, 2004 (Unaudited)

         Condensed Consolidated Balance Sheet                                                    F-1
         Condensed Consolidated Statements of Operations                                         F-3
         Condensed Consolidated Statement of Changes in Stockholders' Equity (Deficiency)        F-4
         Condensed Consolidated Statement of Cash Flows                                          F-6
         Notes to Condensed Consolidated Financial Statements                                    F-8 to
                                                                                                 F-11

For the Period from September 22, 2003 (date of inception) through October 31, 2003

         Report of Independent Registered Public Accounting Firm                                 F-12
         Balance Sheet                                                                           F-13
         Statement of Operations                                                                 F-15
         Statement of Members' Deficiency                                                        F-16
         Statement of Cash Flows                                                                 F-17
         Notes to Financial Statements                                                           F-19 to
                                                                                                 F-25

                  CELL POWER TECHNOLOGIES, INC. AND SUBSIDIARY
                      (Formerly e-The Movie Network, Inc.)
                          (A Development Stage Company)
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                  July 31, 2004

                                     ASSETS
CURRENT ASSETS

  Cash                                                      $143,928
  Accounts receivable                                         31,250
                                                            --------

      TOTAL CURRENT ASSETS                                   175,178

INTANGIBLE ASSETS, net of accumulated amortization
  of $25,000                                                 255,010
                                                            --------

TOTAL ASSETS                                                $430,188
                                                            ========

            See Notes to Condensed Consolidated Financial Statements.

                  CELL POWER TECHNOLOGIES, INC. AND SUBSIDIARY
                      (Formerly e-The Movie Network, Inc.)
                          (A Development Stage Company)
                 CONDENSED CONSOLIDATED BALANCE SHEET, continued
                                   (UNAUDITED)

                                  July 31, 2004

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

  Accrued payroll and related taxes                                 $    11,167
                                                                    -----------

      TOTAL CURRENT LIABILITIES                                          11,167
                                                                    -----------

COMMITMENTS

STOCKHOLDERS' EQUITY
  Common stock, no par value, 100,000,000 shares authorized;
    30,904,560 shares issued and outstanding                          1,143,620
  Additional paid-in capital                                            162,847
  Deficit accumulated during the development stage                     (737,446)
  Deferred consulting fees                                             (150,000)
                                                                    -----------

      TOTAL STOCKHOLDERS' EQUITY                                        419,021
                                                                    -----------

      TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY                                                      $   430,188
                                                                    ===========

            See Notes to Condensed Consolidated Financial Statements.

                  CELL POWER TECHNOLOGIES, INC. AND SUBSIDIARY
                      (Formerly e-The Movie Network, Inc.)
                          (A Development Stage Company)
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                     For the
                                                                   Period from
                                                For the Nine      September 22,
                                                Months Ended          2003
                                                  July 31,        (Inception) to
                                                   2004           July 31, 2004
                                                ------------      ------------
REVENUE
  Net sales                                     $     31,250      $     31,250
  Royalties                                           70,836            70,836
                                                ------------      ------------
      TOTAL REVENUE                                  102,086           102,086
                                                ------------      ------------

COST OF GOODS SOLD                                    14,300            14,300
                                                ------------      ------------

      GROSS PROFIT                                    87,786            87,786
                                                ------------      ------------

OPERATING EXPENSES
  Consulting fees - related parties                  315,000           370,000
  Consulting fees                                    230,999           230,999
  Professional fees                                   70,748            86,550
  Amortization of intangibles                         22,500            25,000
  Payroll and related taxes                           98,561            98,561
  Other                                               25,329            25,917
                                                ------------      ------------

      TOTAL OPERATING EXPENSES                       763,137           837,027
                                                ------------      ------------

      OPERATING LOSS                                (675,351)         (749,241)
                                                ------------      ------------

OTHER EXPENSES
  Interest expense - related parties                  46,043            62,975
  Interest expense                                    16,052            21,000
                                                ------------      ------------

      TOTAL OTHER EXPENSES                            62,095            83,975
                                                ------------      ------------

      NET LOSS                                  $   (737,446)     $   (833,216)
                                                ============      ============

Basic and diluted net loss per common share     $      (0.03)
                                                ============

Weighted-average common shares outstanding        27,837,574
                                                ============


            See Notes to Condensed Consolidated Financial Statements.

                  CELL POWER TECHNOLOGIES, INC. AND SUBSIDIARY
                      (Formerly e-The Movie Network, Inc.)
                          (A Development Stage Company)
                  CONDENSED CONSOLIDATED STATEMENTS OF CHANGES
                      IN STOCKHOLDERS' EQUITY/(DEFICIENCY)
                                   (UNAUDITED)
           Period from September 22, 2003 (Inception) to July 31, 2004

                                                                                                                   Deficit
                                                                                                                 Accumulated
                                                                           Common Stock       Additional         During the
                                                                     --                         Paid-in          Development
                                                            Shares            Amount            Capital             Stage
                                                        ---------------   ---------------   ---------------    ---------------
BALANCE - September 22, 2003 (Inception)                             --   $            --   $            --    $            --
  Issuance of common stock at inception
    for $.00001  per share                                   22,600,000               226                --                 --
  Issuance of common stock in connection
    with purchase of intangible assets at
    October 3, 2003 for $.00001 per share                     1,000,000                10                --                 --
  Collection of stock subscription
    receivable on October 24, 2003                                   --                --                --                 --
  Net loss                                                           --                --                --            (95,770)
                                                        ---------------   ---------------   ---------------    ---------------
BALANCE - October 31, 2003                                   23,600,000               236                --            (95,770)
  Effects of reverse merger at November 3,
    2003:
      Capitalization of LLC's accumulated deficit at
        time of recapitalization                                     --                --           (95,770)            95,770
      Equity of e-The Movie Networks, Inc. at time of
        recapitalization                                      2,100,000            28,030          (328,030)                --
  Stock options issued to consultant for services
    on January 22, 2004                                              --                --            10,999                 --
  Issuance of common stock to consultants
    for services on February 12, 2004                         3,000,000           300,000                --                 --
  Issuance of common stock for $.20 per share
    on March 10, 2004                                           250,000            50,000                --                 --
  Collection of stock subscription
    receivable on March 15, 2004                                     --                --                --                 --
  Issuance of common stock for $.75 per share
    and warrants on June 11, 2004, net of
    issuance costs of $26,600                                   864,000           347,984           273,415                 --
  Issuance of common stock for $.75 per share
    and warrants on July 30, 2004, net of
    issuance costs of $98,292                                 1,090,560           417,370           302,233                 --
  Amortization of deferred consulting fees                           --                --                --                 --
  Net loss                                                           --                --                --           (737,446)
                                                        ---------------   ---------------   ---------------    ---------------
BALANCE - July 31, 2004                                      30,904,560   $     1,143,620   $       162,847    $      (737,446)
                                                        ===============   ===============   ===============    ===============

                                                            Stock           Deferred
                                                        Subscription       Consulting
                                                         Receivable           Fees               Total
                                                       ---------------   ---------------    ---------------
BALANCE - September 22, 2003 (Inception)               $            --   $            --    $            --
  Issuance of common stock at inception
    for $.00001  per share                                        (226)               --                 --
  Issuance of common stock in connection
    with purchase of intangible assets at
    October 3, 2003 for $.00001 per share                           --                --                 10
  Collection of stock subscription
    receivable on October 24, 2003                                 100                --                100
  Net loss                                                          --                --            (95,770)
                                                       ---------------   ---------------    ---------------
BALANCE - October 31, 2003                                        (126)               --            (95,660)
  Effects of reverse merger at November 3,
    2003:
      Capitalization of LLC's accumulated deficit at
        time of recapitalization                                    --                --                 --
      Equity of e-The Movie Networks, Inc. at time of
        recapitalization                                            --                --           (300,000)
  Stock options issued to consultant for services
    on January 22, 2004                                             --                --             10,999
  Issuance of common stock to consultants
    for services on February 12, 2004                               --          (300,000)                --
  Issuance of common stock for $.20 per share
    on March 10, 2004                                               --                --             50,000
  Collection of stock subscription
    receivable on March 15, 2004                                   126                --                126
  Issuance of common stock for $.75 per share
    and warrants on June 11, 2004, net of
    issuance costs of $26,600                                       --                --            621,399
  Issuance of common stock for $.75 per share
    and warrants on July 30, 2004, net of
    issuance costs of $98,292                                       --                --            719,603
  Amortization of deferred consulting fees                          --           150,000            150,000
  Net loss                                                          --                --           (737,446)
                                                       ---------------   ---------------    ---------------
BALANCE - July 31, 2004                                $            --   $      (150,000)   $       419,021
                                                       ===============   ===============    ===============

            See Notes to Condensed Consolidated Financial Statements.

                  CELL POWER TECHNOLOGIES, INC. AND SUBSIDIARY
                      (Formerly e-The Movie Network, Inc.)
                          (A Development Stage Company)
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                            For the
                                                                          Period from
                                                                         September 22,
                                                      For the Nine            2003
                                                      Months Ended      (Inception) to
                                                        July 31,           July 31,
                                                          2004               2004
                                                     ---------------    ---------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                           $      (737,446)   $      (833,216)
                                                     ---------------    ---------------
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Amortization of deferred consulting fees               150,000            150,000
      Stock options issued for services                       10,999             10,999
      Amortization of intangibles                             22,500             25,000
  Changes in operating assets and liabilities:
    Increase in accounts receivable                          (31,250)           (31,250)
    Decrease in prepaid expenses - related party              35,000                 --
    Decrease in accounts payable                                (285)                --
    Increase in accrued payroll and related taxes             11,167             11,167
    Decrease in accrued interest - related parties           (16,931)                --
    Decrease in accrued interest                              (4,948)                --
    Decrease in deferred revenue                             (30,000)           (30,000)
                                                     ---------------    ---------------

        TOTAL ADJUSTMENTS                                    146,252            135,916
                                                     ---------------    ---------------

        NET CASH USED IN OPERATING
          ACTIVITIES                                        (591,194)          (697,300)
                                                     ---------------    ---------------

CASH FLOWS USED IN INVESTING ACTIVITIES
  Purchase of intangible assets                                   --           (100,000)
                                                     ---------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Deposits in escrow                                              --           (300,000)
  Advances from related parties                                   --            300,000
  Repayment of advances from related parties                      --           (300,000)
  Proceeds from notes payable - related parties                   --            600,000
  Repayment of notes payable -related parties               (600,000)          (600,000)
  Repayment of notes payable assumed                        (150,000)          (150,000)
  Proceeds from issuance of common stock (net of
    stock issue costs of $124,892)                         1,391,002          1,391,002
  Collection of stock subscription receivable                    126                226
                                                     ---------------    ---------------

      NET CASH PROVIDED BY FINANCING
        ACTIVITIES                                   $       641,128    $       941,228
                                                     ---------------    ---------------

            See Notes to Condensed Consolidated Financial Statements.

                  CELL POWER TECHNOLOGIES, INC. AND SUBSIDIARY
                      (Formerly e-The Movie Network, Inc.)
                          (A Development Stage Company)
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, continued
                                   (UNAUDITED)
--------------------------------------------------------------------------------

                                                                            For the
                                                                          Period from
                                                                         September 22,
                                                      For the Nine            2003
                                                      Months Ended      (Inception) to
                                                        July 31,           July 31,
                                                          2004               2004
                                                    ---------------    ---------------

      NET INCREASE IN CASH                          $        49,934    $       143,928

CASH - Beginning of period                                   93,994                 --
                                                    ---------------    ---------------

CASH - Ending of period                             $       143,928    $       143,928
                                                    ===============    ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the periods for:

    Interest                                        $        83,975    $        83,975

  Non-cash investing and financing activities:

    In connection with the purchase of
    intangible assets:
      Deferred revenue assumed                      $            --    $        30,000
      Note payable assumed                          $            --    $       150,000
      Common stock issued                           $            --    $            10

    Issuance of common stock in exchange for
      services to to be rendered                    $       300,000    $       300,000

            See Notes to Condensed Consolidated Financial Statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - ORGANIZATION AND OPERATIONS OF COMPANY

Pursuant to the terms and conditions of an exchange agreement effective November 3, 2003 (the "Exchange Agreement"), e-The Movie Network, Inc. ("ETMV"), now known as Cell Power Technologies, Inc. ("Cell Power"), a Florida Corporation, acquired all the outstanding membership interests of Cell Power Technologies LLC ("Cell Power LLC"), a Delaware limited liability company engaged in the marketing and distribution of portable cell phone batteries. As Cell Power did not have any meaningful operations prior to the consummation of the Exchange Agreement, the transaction was treated as a recapitalization, and accounted for, on a historical cost basis, for all periods presented. Moreover, the financial statements set forth in this report for all periods, prior to the recapitalization, are the financial statements of Cell Power LLC and the membership interests of Cell Power LLC have been retroactively restated to give effect to the exchange for Cell Power common stock. Cell Power and its subsidiary, Cell Power LLC, are collectively referred to as the "Company". For further information on the Exchange Agreement, please refer to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 6, 2003, and as amended by the Current Report on Form 8-K/A filed by the Company on April 5, 2004.

On April 29, 2004, ETMV changed its name to Cell Power in order to better reflect its current business.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                              BASIS OF PRESENTATION

The condensed consolidated financial statements contained herein have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements, the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, these financial statements do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, the accompanying condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to make the financial position of the Company at July 31, 2004, and its results of operations and cash flows for the nine months ended July 31, 2004 not misleading. Operating results for the nine months ended July 31, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ending October 31, 2004.

Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto of Cell Power LLC as of October 31, 2003 and for the period from September 22, 2003 (date of inception) through October 31, 2003, which are included elsewhere in this registration statement.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

The Company's condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred a net loss of $833,216 since its inception, has working capital of $164,011 and stockholders' equity of $419,021 and has entered into consulting and other contractual commitments. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue to operate as a going concern is substantially dependent on its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing and to ultimately attain profitability. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is actively pursuing financing through a private placement which commenced in May 2004 and through which it raised, as of July 31, 2004, net proceeds of approximately $1,300,000. Additionally, the Company raised net proceeds of approximately $453,000 in September of 2004 from such private placement. See Notes 5 and 8. Management expects to incur additional losses for the foreseeable future and recognizes the need to raise additional capital in order to develop a viable business and realize its business plan. In the event the Company is unable to successfully raise additional capital and generate revenues, it is unlikely that the Company will have sufficient cash flows and liquidity to finance its business operations as currently contemplated. Management is actively engaged in raising capital through an additional round of financing. However, there can be no assurances that the Company can obtain the additional financing necessary to fund its operations and maintain its business as presently conducted.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

                           PRINCIPLES OF CONSOLIDATION

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated.

                               REVENUE RECOGNITION

The Company generates revenue from two specific sources: (a) royalties on the sale of individual Cellboost units generated by other entities in certain markets; and (b) Cellboost product sales generated by the Company in Latin and South America. Revenues generated from either royalty rights or Company product sales are recognized when the product is shipped and collectibility is probable.

                             EMPLOYEE STOCK OPTIONS

As of July 31, 2004, the Company had stock options outstanding to its Chief Executive Officer granted in November 2003. The options are for 500,000 shares of the Company's common stock, have an exercise price of $0.50 per share and vest ratably over 5 years beginning two years from the date of grant. As permitted under SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which amended SFAS No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation," the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements, as defined by Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees," and related interpretations including Financial Accounting Standards Board Interpretations No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB No. 25. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation for the nine months ended July 31, 2004:

                                              Nine Months Ended
                                                   July 31,
                                                     2004
                                              ------------------
Net loss as reported                            $ (737,446)

Deduct: Total stock-based employee
      compensation expense determined
      under fair value based method
      for all awards, net of related
      tax effects                                   (6,770)
                                                -----------

Pro forma net loss                              $ (744,216)
                                                ===========
Net loss per share, basic and diluted
      as reported                               $    (0.03)
                                                ===========
Pro forma net loss per share,
            basic and diluted                   $    (0.03)
                                                ===========

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

STOCK OPTIONS, continued

The fair value of employee stock options at date of grant was estimated using the Black-Scholes fair value-based method with the following weighted average assumptions:


                   Expected Life (Years)                  6.0
                   Interest Rate                         3.33%
                   Annual Rate of Dividends                --%
                   Volatility                              96%


The weighted average fair value of options at date of grant using the fair value-based method is estimated at $0.06.

NOTE 3 - LOSS PER SHARE

Basic net loss per share is computed based on the weighted average shares of common stock outstanding and excludes any potential dilution. Diluted net loss per share reflects the potential dilution from the exercise or conversion of all dilutive securities, such as stock options, into common stock. The Company's outstanding stock options and stock warrants are not included in the computation of basic or diluted net loss per share since they are anti-dilutive. Potentially dilutive securities consist of 1,014,000 options and 2,084,416 warrants at July 31, 2004.

NOTE 4 - SIGNIFICANT CUSTOMERS AND SUPPLIERS

The Company's revenue was generated by two customers each of which provided the entire amount of the Company's net sales and royalties, respectively. The Company's purchases are from one supplier.

NOTE 5 - PRIVATE PLACEMENT

In May 2004, the Company commenced a private placement (the "Private Placement") to certain private and institutional investors of up to $3 million by the sale of units of its securities, with each unit (hereinafter a "Unit") comprised of
(i) 32,000 shares of Common Stock and (ii) five-year warrants to purchase up to an additional 32,000 shares of common stock at a per share exercise price of $1.25 (the "Warrants"), provided that the exercise period may be reduced under certain conditions (primarily relating to the closing bid price of the Company's Common Stock exceeding $2.75 for each of 10 consecutive trading days). The per Unit Price is $24,000.

In June and July 2004, the Company raised gross proceeds of $1,465,895 from the sale of approximately 61 Units in the Private Placement. The Company extended the scheduled termination date of the Private Placement to September 29, 2004, beyond the originally scheduled termination date of July 31, 2004. After the payment of offering related expenses, the Company received net proceeds of approximately 1,341,000.

In connection with the private placement, the Company issued to two placement agents five-year warrants to purchase up to 129,856 shares of the Company's Common Stock at a per share exercise price of $1.25 and otherwise on the same terms and conditions as the Warrants issued to the investors in the Private Placement.

NOTE 6 - COMMITMENTS

                          CONSULTING SERVICES CONTRACTS

In January 2004, the Company entered into a consulting contract for operational and financial services. The contract provides for monthly payments of $5,000 for six months and an option to purchase common stock of the Company. The option, which expires January 2014, provides for the purchase of 514,000 shares of the outstanding common stock of the Company at the time of exercise for $0.75 per share. The fair value of the options amounted to $10,999 and is included in consulting fees in the accompanying condensed consolidated statement of operations for the nine months ended July 31, 2004.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

In February 2004, the Company entered into two one-year consulting agreements each in exchange for 1.5 million shares of the Company's common stock. The fair value of the common stock issued amounted to $300,000 and is being amortized over the term of the agreement. Amortization for the nine and three months ended July 31, 2004 amounted to $150,000 and $75,000, respectively, and is included in consulting fees in the accompanying condensed consolidated statement of operations for the nine and three months ended July 31, 2004.

                              EMPLOYMENT AGREEMENT

The Company entered into a three-year employment agreement, effective November 1, 2003, with the Company's Chief Executive Officer and President. The agreement provides for a salary of $120,000 per annum, incentive bonuses and options to purchase 500,000 shares of the Company's common stock, pursuant to terms in the Agreement. Compensation expense under this agreement for the nine and three months ended July 31, 2004 amounted to $90,000 and $30,000, respectively, and is included with payroll and related taxes in the accompanying condensed consolidated statements of operations for the nine and three months ended July 31, 2004.

NOTE 7 - STOCKHOLDERS' EQUITY

In March 2004, the Company issued 250,000 shares of common stock for $50,000. In June and July 2004, the Company issued 1,954,560 shares of common stock and stock warrants for gross proceeds of $1,465,895 (See Note 5).

NOTE 8 - SUBSEQUENT EVENTS

In October 2004, the Company closed its private placement whereby it raised gross proceeds of approximately $2,210,000 from the sale of 92.08 units of its securities, with each unit comprised of 32,000 shares of common stock and three year warrants for an additional 32,000 shares of common stock with a per share exercise price of $1.25.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
Cell Power Technologies LLC

We have audited the accompanying balance sheet of Cell Power Technologies LLC (a development stage company) as of October 31, 2003, and the related statements of operations, members' deficiency, and cash flows for the period from September 22, 2003 (inception) to October 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oersight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cell Power Technologies LLC as of October 31, 2003, and the results of its operations and its cash flows for the period from September 22, 2003 (inception) to October 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred a net loss since its inception and has a members' deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                         /s/ Marcum & Kliegman LLP
                                         -------------------------
New York, New York
March 13, 2004

                           CELL POWER TECHNOLOGIES LLC
                          (A Development Stage Company)

                                  BALANCE SHEET

                                October 31, 2003

                                     ASSETS

CURRENT ASSETS

  Cash                                          $ 93,994
  Cash in escrow                                 300,000
  Prepaid expense - related party                 35,000
                                                --------


    Total Current Assets                                             $428,994


INTANGIBLE ASSETS, Net of accumulated
  amortization of $2,500                                              277,510
                                                                     --------


    TOTAL ASSETS                                                     $706,504
                                                                     ========

The accompanying notes are an integral part of these financial statements.

                           CELL POWER TECHNOLOGIES LLC
                          (A Development Stage Company)

                            BALANCE SHEET, continued

                                October 31, 2003

                       LIABILITIES AND MEMBERS' DEFICIENCY

CURRENT LIABILITIES

Notes payable - related parties               $600,000
Note payable                                   150,000
Accounts payable                                   285
Accrued interest - related parties              16,931
Accrued interest                                 4,948
Deferred revenue                                30,000
                                              --------

  TOTAL LIABILITIES                                                $802,164


COMMITMENTS

MEMBERS' DEFICIENCY, Including
  deficit accumulated during the
  development stage of $95,770                                        (95,660)
                                                                     --------

    TOTAL LIABILITIES AND
      MEMBERS' DEFICIENCY                                            $706,504
                                                                     ========

The accompanying notes are an integral part of these financial statements.

                           CELL POWER TECHNOLOGIES LLC
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS

     For the Period from September 22, 2003 (Inception) to October 31, 2003



REVENUE                                                              $     --

OPERATING EXPENSES

  Consulting fees - related parties              $55,000
  Legal fees                                      15,802
  Amortization                                     2,500
  Other                                              589
                                                 -------

    TOTAL OPERATING EXPENSES                                           73,891
                                                                     --------

    OPERATING LOSS                                                    (73,891)


OTHER EXPENSES

Interest expense - related parties              16,931
Interest expense                                 4,948
                                               -------

  TOTAL OTHER EXPENSES                                               21,879
                                                                   --------

  NET LOSS                                                         $(95,770)
                                                                   ========

The accompanying notes are an integral part of these financial statements.

                           CELL POWER TECHNOLOGIES LLC
                          (A Development Stage Company)

                        STATEMENT OF MEMBERS' DEFICIENCY

     For the Period from September 22, 2003 (Inception) to October 31, 2003

                                                                                                      Deficit
                                                                                                    Accumulated
                                                                   Members'         Members'         During the
                                                 Membership        Capital        Subscription      Development
                                                   Units        Contributions      Receivable          Stage             Total
                                               ------------------------------------------------------------------------------------
BALANCE - September 22, 2003 (Inception)                   --   $           --   $           --    $           --    $           --

  Issuance of membership units at
    inception for $1  per unit                            226              226             (226)               --                --

  Issuance of membership units in connection
    with purchase of intangible asset
    at October 3, 2003 for $1 per unit                     10               10               --                --                10

  Collection of members' subscription
    receivable                                             --               --              100                --               100

  Net loss                                                 --               --               --           (95,770)          (95,770)
                                               --------------   --------------   --------------    --------------    --------------


BALANCE - October 31, 2003                                236   $          236   $         (126)   $      (95,770)   $      (95,660)
                                               ==============   ==============   ==============    ==============    ==============

The accompanying notes are an integral part of these financial statements.

                           CELL POWER TECHNOLOGIES LLC
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

     For the Period from September 22, 2003 (Inception) to October 31, 2003


CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                            $ (95,770)
   Adjustments to reconcile net loss to net cash used
    in operating activities:
     Amortization                                        $  2,500
  Changes in operating assets and liabilities:
    Increase in prepaid expenses - related party          (35,000)
    Increase in accounts payable                              285
    Increase in accrued interest - related parties         16,931
    Increase in accrued interest                            4,948
                                                         --------
      TOTAL ADJUSTMENTS                                                 (10,336)
                                                                      ---------
      NET CASH USED IN OPERATING ACTIVITIES                            (106,106)

CASH USED IN INVESTING ACTIVITIES
  Purchase of intangible assets                                        (100,000)


CASH FLOWS FROM FINANCING ACTIVITIES

  Deposits in escrow                                     (300,000)
  Advances from related parties                           300,000
  Repayment of advances from related parties             (300,000)
  Proceeds from notes payable - related parties           600,000
  Collection of members' subscription receivable              100
                                                         --------
      NET CASH PROVIDED BY FINANCING
        ACTIVITIES                                                      300,100
                                                                      ---------
      NET INCREASE IN CASH                                               93,994

CASH - Beginning                                                             --
                                                                      ---------

CASH - Ending                                                         $  93,994
                                                                      =========

The accompanying notes are an integral part of these financial statements.

                           CELL POWER TECHNOLOGIES LLC
                          (A Development Stage Company)

                       STATEMENT OF CASH FLOWS, Continued

     For the Period from September 22, 2003 (Inception) to October 31, 2003

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:

            Interest                                                    $     --

          Noncash investing and financing activities:

            In connection with the purchase of intangible assets:

              Deferred revenue assumed                                  $ 30,000
              Note payable assumed                                      $150,000
              Membership units issued                                   $     10

The accompanying notes are an integral part of these financial statements.

                           CELL POWER TECHNOLOGIES LLC
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - The Company

                                  Organization

Cell Power Technologies LLC (the "Company") was organized as a Delaware limited liability company on September 22, 2003.

            Description of Business and Development Stage Operations

The Company acquired certain revenue/royalty rights, product purchasing rights and exclusive distribution rights, in certain markets in the western hemisphere, for "Cellboost" for a period of ten years (see Note 4). Cellboost is a compact, non-rechargeable, and disposable cellular telephone battery.

In addition to the acquisition as described above, other development stage operations include time devoted primarily to raising cash through the issuance of notes payable and entering into an exchange agreement (see Notes 5, 6 and 8).

NOTE 2 - Summary of Significant Accounting Policies

                              Basis of Presentation

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred a net loss of $95,770 since its inception, has a members' deficiency of $95,660 and has entered into consulting and other contractual commitments. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management expects to incur additional losses for the foreseeable future and recognizes the need to raise capital in order to develop a viable business. As described in Note 8, the Company entered into an exchange agreement with e-The Movie Networks, Inc. ("ETMV") and became a wholly-owned subsidiary of ETMV. The Company plans to issue stock to raise capital to fund its operations; however there can be no assurances that the Company can obtain the additional financing necessary to fund its operations.

                                Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                           CELL POWER TECHNOLOGIES LLC
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

                        Intangible Assets and Impairment

The Company acquired certain revenue/royalty rights, product purchasing rights and exclusive distribution rights, in certain markets, for Cellboost. These rights have been reflected as intangible assets in the accompanying financial statements.

The intangible assets are carried at cost less accumulated amortization. Amortization is computed on the straight-line method over the ten-year estimated useful life of the assets.

The Company periodically reviews the carrying value of its intangible assets to determine whether impairment may exist. The Company considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of the intangible assets can be recovered. If it is determined that the carrying value of the intangible assets will not be recovered from the undiscounted future cash flows, the carrying value of the assets would be considered impaired. An impairment charge is measured as any deficiency in the amount of estimated fair value of the intangible assets over carrying value. Based on the impairment tests performed, there was no impairment during the period from September 22, 2003 (inception) to October 31, 2003. There can be no assurance that future impairment tests on the intangible assets will not result in a charge to operations.

                                  Income Taxes

The Company was organized as a limited liability company and has elected to be taxed as a partnership. Partnerships are taxed at the individual partner level and thus there is no provision for income taxes presented in these financial statements. Effective with the closing on the exchange agreement on November 3, 2003 (see Note 8), the Company became a wholly-owned subsidiary of an incorporated entity.

                    Revenue Recognition and Deferred Revenue

The Company generates revenue from two specific sources; (a) royalties on the sale of individual Cellboost units generated by other entities in certain markets; and (b) Cellboost product sales generated by the Company. Revenues generated from either royalty rights or Company product sales are recognized when the product is shipped and collectibility is probable. For the period from September 22, 2003 (inception) to October 31, 2003, the Company did not generate any revenue from Cellboost product sales.

Revenue received in advance is deferred until such time the criteria specified above is met. As of October 31, 2003, the Company had deferred revenue, consisting of advanced royalties assumed, of $30,000.

                           CELL POWER TECHNOLOGIES LLC
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

                       Fair Value of Financial Instruments

The carrying amounts of current assets and current liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.

                        Recent Accounting Pronouncements

In January 2003, and revised in December 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2004.

In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in certain cases). The provisions of SFAS 150 are effective for instruments entered into or modified after May 31, 2003 and pre-existing instruments as of July 1, 2003. On October 29, 2003, the FASB voted to indefinitely defer the effective date of SFAS 150 for mandatory redeemable instruments as they relate to minority interests in consolidated finite-lived entities through the issuance of FASB Staff Position 150-3.

The Company does not expect the adoption of these pronouncements to have a material effect on its financial position or results of operations.

NOTE 3 - Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash in escrow. The Company's cash is maintained at one financial institution, and from time to time the account balance at this financial institution may exceed the amount of insurance provided on such accounts. The Company's cash in escrow was held by an attorney and used in connection with the closing on the exchange agreement with ETMV (see Note 8).

                           CELL POWER TECHNOLOGIES LLC
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 4 - Acquisition of Intangible Assets

On December 23, 2003, the Company entered into an Amended and Restated Asset Purchase Agreement (the "Amended Agreement") effective as of October 3, 2003, with Global Link Technologies, Inc. ("GBLK"). The Amended Agreement primarily granted distribution rights in addition to previously granted royalty rights. The Amended Agreement supercedes and fully replaces an Asset Purchase Agreement and an Option Agreement, both dated and effective October 3, 2003, between the Company and GBLK.

Pursuant to the Amended Agreement, the Company was granted GBLK's rights as they relate to the sale and distribution of Cellboost in Canada, the United States of America ("USA"), Mexico, Latin and/or South America (which is defined as all those countries and territories south of Mexico and north of Tierra Del Fuego), Puerto Rico, the US Virgin Islands, the Caribbean and Israel, with E & S International Enterprises, Inc. ("ESI"), a California corporation. These rights expire on February 12, 2013.

ESI is the exclusive licensee for Cellboost worldwide. ESI must meet certain financial commitments and/or performance targets, on an annual basis, in order to maintain the exclusive worldwide license for Cellboost. If the agreement that granted ESI its exclusive worldwide license were to be terminated, the rights the Company acquired from GLBK would also be terminated. The termination of these rights will have an adverse material impact on the Company's current and future financial position and results of operations.

Primarily, these rights entitle the Company to receive royalties on the net number of units sold by ESI in the defined territories. The royalty payments are based on the type of sale and territory where sold. The Company is also required to remit royalties to GBLK through 2005, based on units sold, and ESI, based on gross profit on units sold by the Company as a sub-distributor, in certain defined territories. The royalty fees due GBLK can be paid, at the Company's sole discretion, either in the form of cash or, subsequent to the ETMV acquisition (see Note 8), shares of ETMV common stock with a market value equal to the amount of the obligation.

These rights were acquired for $280,010, which was comprised of $100,000 in cash, the assumption of $30,000 in advanced royalties received by GBLK from ESI, the assumption of a $150,000 promissory note payable (see Note 6) and 10 membership units in the Company valued at $10.

The intangible assets and the rights to receive payments related to the intangible assets were pledged as security for promissory notes (see Notes 5 and 6).

                           CELL POWER TECHNOLOGIES LLC
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 4 - Acquisition of Intangible Assets, continued

As of October 31, 2003, intangible assets consist of the following:

                                                                      Estimated
                                                   Amount            Useful Life
                                                  --------           -----------
        Royalty and distribution rights           $280,010             10 years
        Less:  accumulated amortization             (2,500)
                                                  --------

                  Intangible Assets, Net          $277,510
                                                  ========

Amortization expense for the period from September 22, 2003 (inception) to October 31, 2003 amounted to $2,500.

Expected amortization expense for the intangible assets for the succeeding five years and thereafter is as follows:

                        Year Ending
                        October 31,                 Amount
                        -----------                --------
                            2004                   $ 28,000
                            2005                     28,000
                            2006                     28,000
                            2007                     28,000
                            2008                     28,000
                         Thereafter                 137,510
                                                   --------

                           Total                   $277,510
                                                   ========

NOTE 5 - Notes Payable - Related Parties

On September 23, 2003, the Company issued a $400,000 unsecured promissory note to a member of the Company. The note bears interest at 8% to maturity and had an original maturity date of November 30, 2003. The maturity date of the note was extended to May 15, 2004 and currently bears interest at 6% per annum. In the event of a default, the holder is granted the option, subordinate to any security interest granted, to collect receivables related to ESI until the obligation is satisfied.

On October 20, 2003, the Company issued a $200,000 secured promissory note to another member of the Company. The note bears interest 10% per annum and had an original maturity date of March 1, 2004. The maturity date of the note was extended to May 15, 2004 and continues to bear interest at 10% per annum. The intangible assets and all rights to receive payments related to the intangible assets, as described in Note 4, secure this note, which are subordinated to the security rights described in Note 5.

                           CELL POWER TECHNOLOGIES LLC
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 6 - Note Payable

In connection with the purchase of the intangible assets described in Note 4, the Company assumed a $150,000 secured promissory note originally issued by GBLK on May 12, 2003. The note bears interest at 7% per annum and matures on May 8, 2004. Receivables related to the intangible assets, as described in Note 4, secure this note.

NOTE 7 - Related Party Transactions

                                  Notes Payable

As described in Note 5, the Company has outstanding notes payable to related parties amounting to $600,000.

                                    Advances

For the period from September 22, 2003 (inception) to October 31, 2003, the Company received and repaid non-interest bearing advances from members of the Company or affiliates of members of the Company, amounting to $300,000.

                          Consulting Services Contract

In October 2003, the Company entered into a consulting services contract with an entity related to a member of the Company. The agreement requires monthly payments of $35,000 for five years. The Company paid $70,000 related to this contract in which $35,000 is incurred as a consulting fee for the period from September 22, 2003 (inception) to October 31, 2003 and $35,000 is reflected as a prepaid expense as of October 31, 2003.

Scheduled future minimum commitments under the consulting services contract are as follows:

                           For the
                         Year Ending
                         October 31,               Amount
                         -----------             ----------

                            2004                 $  420,000
                            2005                    420,000
                            2006                    420,000
                            2007                    420,000
                            2008                    385,000
                                                 ----------

                            Total                $2,065,000
                                                 ==========

                       Other Related Parties Transactions

For the period from September 22, 2003 (inception) to October 31, 2003, the Company paid a fee for operational and financial consulting services of $20,000 to an entity controlled by a member of the Company.

                           CELL POWER TECHNOLOGIES LLC
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 8 - Subsequent Events

                          Consulting Services Contracts

In January 2004, the Company has entered into a consulting contract for operational and financial services. The contract provides for monthly payments of $5,000 for six months and options to purchase common stock of ETMV, pursuant to terms in the agreement.

                              Employment Agreement

The Company entered into a three-year employment agreement, effective November 1, 2003, with a member of the Company to serve as its Chief Executive Officer and President. The agreement provides for a salary of $120,000 per annum, incentive bonuses and options to purchase common stock of ETMV, pursuant to terms in the agreement.

                               Exchange Agreement

The Company entered into an exchange agreement, which closed on November 3, 2003, with ETMV, a Florida corporation. ETMV was previously an inactive public shell. Pursuant to the agreement, ETMV repurchased 20,000,000 shares of its common stock for $300,000 and accounted for them as treasury stock. The shares were cancelled and EMTV then issued 23,600,000 unregistered shares of common stock for 100% of the outstanding membership units in the Company. Each membership unit of the Company received 100,000 shares of ETMV common stock. As a result of this exchange, the members of the Company gained voting control of ETMV and, thus, the exchange was accounted for as a reverse merger and the Company became a wholly-owned subsidiary of ETMV.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

                                                               15,586,576 SHARES
                                                                   OF OUR
                                                                OF COMMON STOCK

TABLE OF CONTENTS
                                                    Page

Prospectus Summary                                   5
Risk Factors                                         7
Use Of Proceeds                                      11       Cell Power
Market For Common Equity And Related Stockholder     11    Technologies, Inc.
     Matters
Management's Discussion And Analysis Or Plan Of      12
     Operation
Business                                             15
Management                                           19
Certain Relationships And Related Transactions       21
Security Ownership Of Certain Beneficial Owners      22     -------------
     And Management
                                                             PROSPECTUS
Description Of Securities                            23     -------------

Plan Of Distribution                                 25
Selling Stockholders                                 27
Legal Matters                                        34
Experts                                              34
Available Information                                34
Index To Financial Statements                        35    ______________, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by General Corporation Law of the State of Florida, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize the company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee                 $ 1,488.79
Accounting fees and expenses          10,000.00*
Legal fees and expenses               35,000.00*
Miscellaneous                          5,000.00
                                    -----------
                         TOTAL      $ 51,488.79*
                                    ===========

* Estimated.

                ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On January 3, 2001 Susan Parker was issued 10,000,000 shares of common stock in exchange for contributing $5,000 to Cell Power Technologies, Inc.'s (the "Company") capital. On September 19, 2002, Ms. Parker was issued an additional 10,000,000 shares of common stock in exchange for contributing an additional $10,000 to our capital. The shares of common stock issued to Susan Parker were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The Company believe that Section 4(2) was available because shares were issued only to our sole officer and director and did not involve a public offering.

2,071,200 shares of the Company's common stock were issued to 598 shareholders in exchange for certain properties previously owned by e-Miracle Network, Inc. and for legal service performed pursuant to an Order Confirming e-Miracle Network, Inc.'s, Amended Plan of Reorganization and Bankruptcy, case number 00-18144BKC-AJC United State Bankruptcy Court Southern District of Florida Miami Division. On July 12, 2001, in exchange for legal services, valued at $600 the Company issued 2,500 shares of common stock to Andrew Hellinger and 2,500 shares to Lewis Freeman. These shares were issued pursuant to the exemptions from registration set forth in 11 USC Section 1145 and Section 3(a)(7) of the Securities Act of 1933.

On July 2, 2003, the Company issued 11,900 shares of the Company's common stock to Eric P. Littman and a similar amount of the Company's common stock to Dennis Sturm. The Company issued these shares to Mr. Littman and Mr. Sturm for their payment of the Company's payables in the amount of $9,330.

The Board of Directors and a majority shareholder approved the issuance of new shares, pursuant to an Agreement for the Exchange of Common Stock dated on or about October 31, 2003, and cancellation of shares held by the Company's majority shareholder. Pursuant to the Agreement, the Company issued 23,600,000 shares of common stock in exchange for all the membership interests of Cell Power Technologies, LLC, a Delaware limited liability company ("Cell Power LLC"). As a result, Cell Power LLC became a wholly owned subsidiary of the Company. Pursuant to the Agreement, Susan Parker cancelled and returned to the treasury, the 20,000,000 shares of common stock of the Company owned by her.

The Company entered into a three-year employment agreement, effective November 1, 2003, with Jacob Herskovits to serve as its Chief Executive Officer and President. The agreement provides for a salary of $120,000 per annum, incentive bonuses and options to purchase 500,000 shares of common stock of the Company, pursuant to terms in the agreement.

In January 2004, the Company entered into a consulting contract for operational and financial services with Judah Marvin Feigenbaum. The contract provides for an option to purchase shares of common stock of the Company. The option, extending into perpetuity, provides for the purchase of an amount equal to 2% of the outstanding common stock of the Company at the time of exercise for $0.75 per share.

In February 2004, the Company entered into two one-year consulting agreements with SOS Resource Services Inc. and GRQ Consultants Inc. each in exchange for
1.5 million shares of the Company's common stock.

In March 2004, the Company issued 250,000 shares of common stock for $50,000 to Joel Gold.

On September 24, 2004, the Company entered into an advisory services agreement with GunnAllen Financial, Inc., whereby, in partial consideration for services provided, the Company issued GunnAllen Financial, Inc. 250,000 shares of common stock.

In October 2004, the Company closed its private placement whereby the Company raised gross proceeds of approximately $2,210,000 from the sale of 92.08 units of our securities, with each unit comprised of 32,000 shares of common stock and three year warrants for an additional 32,000 shares of common stock with a per share exercise price of $1.25. Of the amounts raised, approximately $200,000 was used to satisfy existing debt incurred in connection with the acquisition of Cell Power LLC and the remainder will be used for general corporate purposes. In connection with this offering, the Company issued common stock purchase warrants exercisable at $1.25 per share to purchase 229,456 shares of common stock to placement agents.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

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

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List Cell Power Technologies, Inc., a Florida corporation.

Exhibit No.  Name of Exhibit

3.1      Certificate of Incorporation(1)

3.2      Amendment to the Certificate of Incorporation

3.3      Bylaws(1)

5.1      Sichenzia Ross Friedman Ference LLP Opinion and Consent

10.1 Exclusive Distribution Agreement entered between Jumpit AS and E & S International Enterprises, Inc.

10.2 Agreement entered between Global Link Technologies, Inc. and E & S International Enterprises, Inc.

10.3 Exclusive Distribution Agreement entered between Global Link Technologies, Inc. and Cell Power Technologies LLC

10.4 Asset Purchase Agreement entered between Global Link Technologies, Inc. and Cell Power Technologies LLC

10.5     Employment Agreement entered between the Company and Jacob Herskovits

10.6 Form of Common Stock Purchase Warrant issued by Cell Power Technologies, Inc. to certain investors. (2)

10.7 Form of Subscription Agreement among Cell Power Technologies, Inc. and certain investors. (2)

10.8 Amended and Restated Asset Purchase Agreement entered between Global Link Technologies, Inc. and Cell Power Technologies LLC

10.9 Consulting Agreement by and between Judah Marvin Feigenbaum and the Company dated January 22, 2004

10.10 Consulting Agreement by and between SOS Resource Services Inc. and the Company dated February 12, 2004

10.11 Consulting Agreement by and between GRQ Consultants, Inc. and the Company dated February 12, 2004

10.12 Share Exchange Agreement by and between Cell Power Technologies, Inc. and e- The Movie Network, Inc.

10.13 Consulting Agreement entered by and between Superior Associates and the Company

16.1     Letter from Larry Wolfe, CPA(3)

23.1     Consent of Marcum & Kliegman LLP, Independent Certified Public
         Accountant.

23.2     Consent of legal counsel (see Exhibit 5.1).

----------
      (1) Incorporated by reference to Form 10-SB Registration Statement filed November 1, 2002.
      (2) Incorporated by reference to the Company's Form 10-QSB for the quarter ended July 31, 2004
      (3) Incorporated by reference to the Company's Form 8-K Current Report filed March 25, 2004


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

                             ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on November 17, 2004.

                             CELL POWER TECHNOLOGIES, INC.

                             By: /s/ Jacob Herskovits
                             -------------------------------------------------
                             Name: Jacob Herskovits
                             Title: CEO, President, CFO, Chairman of the Board and Principal Accounting/Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

-------------------------- ----------------------------------- -----------------
Name                       Title                               Date
-------------------------- ----------------------------------- -----------------
/s/ Jacob Herskovits       CEO, President, CFO, Chairman of    November 17, 2004
--------------------       the Board and Principal
Jacob Herskovits           Accounting/Financial Officer
-------------------------- ----------------------------------- -----------------


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